Exhibit 99.1

1600 West Merit Parkway — South Jordan, UT 84095

Telephone: 801-253-1600 — Fax: 801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	February 17, 2011
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010

AND GIVES SALES AND EARNINGS GUIDANCE FOR 2011

Revenues Up 20% for the Quarter and 15% for the Year

Gross Margins Up 430 Basis Point for the Quarter

and 100 Basis Points for the Year

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced record revenues of $81.2 million for the quarter ended December 31, 2010, an increase of 20% over revenues of $67.5 million for the quarter ended December 31, 2009. Revenues for the year ended December 31, 2010 were a record $296.8 million, an increase of 15% over revenues of $257.5 million for the year ended December 31, 2009.

Merit’s non-GAAP net income, adjusted to eliminate non-recurring costs attributable to Merit’s acquisition of BioSphere Medical, Inc., amortization of intangible assets, was $6.7 million, or $0.23 per share, up 22% for the quarter ended December 31, 2010, compared to $5.5 million, or $0.19 per share, for the quarter ended December 31, 2009. Merit’s non-GAAP net income for the year ended December 31, 2010 was $25.2 million, or $0.87 per share, up 3%, compared to $24.4 million, or $0.85 per share, for the year ended December 31, 2009. The non-recurring acquisition costs, which are attributable to the BioSphere acquisition and include legal, accounting, investment banking, severance, and stepped-up inventory costs, net of tax, were $1.8 million for the quarter ended December 31, 2010, and $4.3 million for the year ended December 31, 2010. Merit also recorded a one-time goodwill impairment charge of $5.2 million, net of tax, for the Endotek division related to the assets acquired from Alveolus, Inc. during the year ended December 31, 2010. The amortization of intangible assets, net of tax, was $770,000 and $2.2 million for the quarter and year ended December 31, 2010, respectively, compared to $456,000 and $1.5 million for the quarter and year ended December 31, 2009, respectively.

GAAP net income for the quarter ended December 31, 2010 was $4.2 million, or $0.15 per share, down 17% compared to $5.1 million, or $0.18 per share, for the fourth quarter of 2009. GAAP net income for the year ended December 31, 2010 was $12.5 million, or $0.43 per share, down 45% compared to $22.5 million, or $0.79 per share, for the year ended December 31, 2009.

Gross margins for the fourth quarter of 2010 were 44.8% of sales, up 430 basis points, compared to 40.5% of sales for the fourth quarter of 2009, and also up sequentially from 42.7% of sales for the third quarter of 2010, primarily due to the sale of new higher-margin BioSphere products, positive production variances, the sale of higher-margin EN Snare® products, and increased direct sales in China. Gross margins improved to 43.3% of sales for the year ended December 31, 2010, compared to 42.3% of sales for the year ended December 31, 2009, an improvement of 100 basis points. The improvement in gross margins for the year ended December 31, 2010 can be attributed primarily to the addition of the higher-margin EN Snare® and BioSphere products. Merit’s gross margins would have been 46.7% and 43.9% of sales for the three- and twelve-month periods ended December 31, 2010, respectively, excluding the one-time acquired inventory mark-up costs of $1.6 million and $1.7 million for the three- and twelve-month periods ended December 31, 2010, respectively. Merit incurred $659,000 and $1.9 million of amortization of intangible assets included in the cost of goods sold for the three and twelve months ended December 31, 2010, respectively, compared to $397,000 and $1.1 million for the comparable periods of 2009, respectively.

“The addition of BioSphere Medical, Inc. and the introduction of the EN Snare® have had the results we had planned on and more,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Stronger relationships with physicians have resulted due to practice development programs we have supported. Additionally, sales of other physician preference items such as microcatheters, vascular access products and hydrophilic guide wires have increased due, in part, to their complementary nature with embolization procedures. Substantial disruption in the medical device industry is also creating opportunities for growth.”

For the fourth quarter of 2010, compared to the fourth quarter of 2009, stand-alone device sales rose 20%, in large part due to the addition of sales of the new EN Snare® product; catheter sales increased 11%; custom kit and tray sales grew 11%; Endotek sales fell 4%; and inflation device sales decreased 5%. For the fourth quarter of 2010, Endotek sales were affected primarily by a 54% drop in probe sales to Merit’s OEM customers, and inflation device sales were impacted primarily by a 34% drop in sales to an OEM customer. Excluding sales to that OEM customer, inflation device sales were up 6%.

For the year ended December 31, 2010, compared to the year ended December 31, 2009, catheter sales grew 18%, in large part due to strong contributions from the Prelude®, micro access products and new microcatheter product lines; stand-alone device sales increased 16%; custom kit and tray sales rose 11%; and inflation device sales grew 2%. Excluding a 13% drop in sales to the OEM customer referenced above, inflation device sales were up 7%.

Selling, general and administrative expenses were 32.2% and 29.5% of sales for the quarter and year ended December 31, 2010, respectively, compared with 25.0% and 25.2% of sales for the comparable periods of 2009, respectively. SG&A expenses would have been 30.7% and 27.4% of sales for the quarter and year ended December 31, 2010, respectively, if not for non-recurring transaction and integration expenses attributable to the BioSphere acquisition of $1.3 million for the quarter and $5.7 million for the year ended December 31, 2010, respectively, and a one-time expense for goodwill impairment of $8.3 million for the year ended December 31, 2010. The increase in sales and marketing costs for the quarter and year ended December 31, 2010 resulted primarily from the integration and operation of the BioSphere business. SG&A expenses included $583,000 and $1.6 million of amortization of intangible assets for the quarter and year ended December 31, 2010, respectively, compared to $339,000 and $1.2 million for the comparable periods of 2009, respectively.

Research and development costs were 5.8% and 5.2% of sales for the quarter and year ended December 31, 2010, respectively, compared to 4.3% of sales for the comparable periods of 2009. The increase in R&D expense for the quarter and year ended December 31, 2010 was attributable primarily to new R&D initiatives in the Endotek product lines and the addition of BioSphere’s R&D resources as well as related regulatory support.

Interest expense was $451,000 and $596,000 for the quarter and year ended December 31, 2010, respectively, due to the acquisition financing for BioSphere, compared to $6,000 and $28,000, respectively, for the comparable periods of 2009.

Merit’s effective tax rate for the quarter and year ended December 31, 2010 was 17.9% and 25.8%, respectively, compared to 33.3% and 31.9% for the same periods of 2009, respectively.

The decreased tax rate for the quarter ended December 31, 2010 was primarily attributable to a reinstatement of Merit’s R&D tax credit during the quarter and a lower estimated effective income tax rate for the year than Merit originally anticipated. The decreased tax rate for the year ended December 31, 2010 was largely the result of our Irish income taxed at a lower rate and permanent tax benefits (i.e. FIN 48 lapses, state and federal R&D credits, and production tax credits) being applied to a lower U.S. pre-tax income.

Merit generated $33.6 million in cash from operations for the year ended December 31, 2010, compared to $30.1 million for the year ended December 31, 2009.

2011 GUIDANCE

Merit’s management currently estimates that for the year ending December 31, 2011, absent extraordinary transactions, revenues will be in the range of $341-$350 million, an increase of approximately 15-18%, compared to revenues of $296.8 million for the year ended December 31, 2010. Merit’s management also currently estimates that, absent extraordinary transactions, GAAP earnings per share for 2011 will be in the range of $0.88-$.0.92, compared to GAAP earnings per share of $0.43 for calendar year 2010, and non-GAAP earnings per share of $1.00-$1.04 (excluding the remaining inventory step-up from the BioSphere acquisition and the amortization of intangibles, net of tax), an increase of 15-20% over the non-GAAP earnings per share of $0.87 for 2010.

INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended		Tweive Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
SALES	$81,203	$67,495	$296,755	$257,462

COST OF SALES	44,845	40,179	168,257	148,660

GROSS PROFIT	36,358	27,316	128,498	108,802

OPERATING EXPENSES
Selling, general and administrative	26,164	16,891	87,615	64,787
Research and development	4,671	2,904	15,335	11,168
Goodwill impairment charge			8,344

Total	30,835	19,795	111,294	75,955

INCOME FROM OPERATIONS	5,523	7,521	17,204	32,847

OTHER INCOME
Interest income	7	14	34	178
Interest expense	(451)	(6)	(596)	(28)
Other income	52	72	146	97

Total other (expense) income - net	(392)	80	(416)	247

INCOME BEFORE INCOME TAX EXPENSE	5,131	7,601	16,788	33,094

INCOME TAX EXPENSE	921	2,534	4,328	10,564

NET INCOME	$4,210	$5,067	$12,460	$22,530

EARNINGS PER SHARE-
Basic	$0.15	$0.18	$0.44	$0.80

Diluted	$0.15	$0.18	$0.43	$0.79

AVERAGE COMMON SHARES-
Basic	28,337	28,091	28,232	28,011

Diluted	28,841	28,761	28,781	28,606

BALANCE SHEET

(Unaudited in thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$3,735	$6,133
Trade receivables, net	37,362	30,954
Employee receivables	110	145
Other receivables	1,242	827
Inventories	60,597	47,170
Prepaid expenses and other assets	2,541	1,801
Deferred income tax assets	4,647	3,289
Income tax refunds receivable	2,067	295

Total Current Assets	112,301	90,614
Property and equipment, net	128,055	114,646
Other intangibles, net	57,184	26,898
Goodwill	58,675	33,002
Deferred income tax assets	4,591
Other assets	9,125	6,353

Total Assets	$369,931	$271,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	20,092	13,352
Accrued expenses	18,890	12,196
Advances from employees	307	212
Line of credit		7,000
Income taxes payable	887	148

Total Current Liabilities	40,176	32,908

Deferred income tax liabilities	1,267	11,251
Liabilities related to unrecognized tax positions	3,527	2,945
Deferred compensation payable	4,258	3,382
Deferred credits	1,763	1,874
Long-term debt	81,538
Other long-term obligations	1,336	344

Total Liabilities	133,865	52,704

Stockholders’ Equity
Common stock	67,091	63,690
Retained earnings	167,664	155,204
Accumulated other comprehensive income (loss)	1,311	(85)

Total stockholders’ equity	236,066	218,809

Total Liabilities and Stockholders’ Equity	$369,931	$271,513

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three and twelve-month periods ended December 31, 2010 and 2009. Investors should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2010		2009		2010		2009
Non-GAAP ADJUSTMENTS
GAAP net income	$4,210		$5,067		$12,460		$22,530

Acquisition costs	145	(a)			2,456	(a)	347	(b)
Severance costs	1,137	(c)			2,774	(c)
Fair value write-up of acquired inventory sold	1,595	(d)			1,717	(d)
Long-term asset impairment charges	100	(e)			593	(e)	322	(e)
Goodwill impairment charge					8,344	(f)
Legal settlement					477
Amortization of intangible assets	1,242		735		3,545		2,342
Income tax effect of reconciling items	(1,603	)(g)	(279	)(g)	(7,564	)(g)	(1,144	)(g)
Tax effect on non-deductible transactions costs	(83	)(h)			359	(h)

Non-GAAP net income	$6,743		$5,523		$25,161		$24,397
Non-GAAP adjusted net income per share	$0.23		$0.19		$0.87		$0.85
Diluted shares used to compute Non-GAAP net income per share:	28,841		28,761		28,781		28,606

The Company did not adjust the non-GAAP income for stock option expense of $344,000 and $1.3 million for the quarter and year ended December 31, 2010, respectively, and $302,000 and $1.2 million for the quarter and year ended December 31, 2009, respectively.

(a)	Acquisition costs related to Merit’s acquisition of BioSphere.
(b)	Acquisition costs related to Merit’s acquisition of Biosearch, Alveolus, Inc., and Hatch businesses during the twelve-months ended December 30, 2009.
(c)	Severance costs related to Merit’s acquisition of BioSphere.
(d)	Increase in cost of goods sold related to the mark-up of finished goods associated with Merit’s acquisition of BioSphere.
(e)	Amounts represent patents and trademarks and construction work in progress equipment abandoned.
(f)	Amount represents a non-cash goodwill impairment charge related to Merit’s endoscopy reporting unit.
(g)	To reflect an estimated annual effective tax rate of 38% on a Non-GAAP basis.
(h)	To adjust for certain BioSphere acquisition related costs that are not deductible for tax purposes.

CONFERENCE CALL

Merit invites all interested parties to participate in its fourth quarter and year-end conference call today, February 17th, 2011, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (877) 941-8631, and the international number is (480) 629-9821. A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable devices used primarily in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 130 individuals. Merit employs approximately 2,170 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Rockland, Massachusetts; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; and Copenhagen, Denmark.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit’s forecasted revenues, net income and other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009. Such risks and uncertainties include risks relating to Merit’s recent acquisition of BioSphere (including, without limitation, the risk that the operations of the two companies will not be integrated successfully; and the risk that Merit may be unable to successfully develop, commercialize and market new products and technology which Merit acquired through the acquisition); uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and the corresponding effect on Merit’s revenues, collections and supplier relations; potential termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; Merit’s inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions, including without limitation the BioSphere and Endotek acquisitions; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s existing products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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